ASSET PURCHASE AGREEMENT

This Agreement is made as of October 24, 2008, between LANGER, INC., a Delaware corporation ("Seller") and LANGER ACQUISITION CORP., a Delaware corporation (“Buyer”). Capitalized terms used herein are defined in the text; an index of such terms is attached to the end of this Agreement.

PREAMBLE

Seller is engaged in the business of producing and selling high-quality custom orthotic devices, ankle and foot orthotics and prefabricated foot products for the long-term care, orthopedic, orthotic and prosthetic markets from its Deer Park, New York and (indirectly through its Langer Canada, Inc. (“Langer Canada”) subsidiary) Ontario, Canada facilities (the "Transferred Business"), among others; provided, however, that the term “Transferred Business” shall not be deemed to include any portion of the business of, or the tangible or intangible assets of, or the assets primarily used by, Silipos, Inc. or Twincraft, Inc., both of which are operating subsidiaries of the Seller immediately after the Closing. Seller desires to sell to Buyer, and Buyer desires to purchase from Seller, substantially all of Seller's assets used or useful in connection with, or otherwise relating to, the Transferred Business, all upon the terms and subject to the conditions set forth herein. Therefore, the parties agree as follows with the intent to be legally bound.

AGREEMENT

ARTICLE I
PURCHASE AND SALE OF ASSETS

1.01. Purchase and Sale of Assets. On the Closing Date, Seller will sell to Buyer, and Buyer will purchase from Seller, all of Seller's rights, title and interest in and to the following assets of Seller (collectively, the "Assets"):

(a) all equipment, machinery, fixtures, vehicles, computer hardware and furniture used primarily by, or primarily useful to, the Transferred Business (collectively, the "Equipment"), and all supplies, spare parts and warranties relating to any of the Equipment, including but not limited to the Equipment listed on Schedule 1.01(a) hereto;

(b) all raw material, work-in-process, finished goods and spare parts inventory of the Transferred Business located at the Deer Park, New York and Ontario, Canada facilities (collectively, the "Inventory");

(c) all patents, registered and unregistered trademarks, service marks, logos, trade names, domain names and registered and common law copyrights, and all applications therefor, primarily used by, or primarily useful to, the Transferred Business, including but not limited to the items listed on Schedule 2.16(a) and on Schedule 2.16(b) hereto;

(d) all inventions, discoveries, techniques, processes, methods, formulae, designs, computer software including, but not limited to the items listed on Schedule 1.01(d), trade secrets, confidential information, know-how and ideas primarily used by, or primarily useful to, the Transferred Business (together with the items listed in subsection (c) above, the "Intellectual Property");

(e) all accounts receivable of the Transferred Business (the "Receivables") and all other claims, causes of action, choses in action and rights of recovery and setoff primarily relating to the Transferred Business or any of the Assets;

(f) all contracts, agreements, leases, licenses, commitments and purchase orders primarily relating to the Transferred Business or any of the Assets (the "Business Agreements");

(g) all permits, licenses, franchises, certificates, authorizations, consents and approvals obtained from or issued by any governmental entity and which are necessary or desirable for the ownership or operation of the Transferred Business or any of the Assets (collectively, the "Business Permits");

(h) all prepayments and prepaid expenses and cash deposits (including security and customer deposits and prepayments), but in each case only to the extent that such prepayment, prepaid expense or deposit specifically relates to the Assets;

(i) all books, records, files, ledgers, drawings, specifications and manuals primarily relating to the Transferred Business or any of the Assets, all advertising materials primarily relating to the Transferred Business and all other information primarily relating to the Transferred Business or any of the Assets, regardless of the form in which such information appears;

(j) all goodwill of the Transferred Business or primarily associated with any of the Assets;

(k) the Transferred Plans (as defined below); and

(l) all other assets of Seller, tangible or intangible, which are primarily used by, or primarily useful to, or relate primarily to, the Transferred Business.

Notwithstanding any provision herein to the contrary, the items set forth on Schedule 2.16(b) (the “Foreign Intellectual Property”) shall be transferred on an “as is” basis without representation or warranties of any kind and shall not be deemed “Assets” for the purposes of Article II.

1.02. Excluded Assets. Notwithstanding any other provision hereof, the Assets, the Equipment, the Inventory, the Intellectual Property, the Receivables, the Business Agreements and the Business Permits do not include the items listed on Schedule 1.02 (the "Excluded Assets").

1.03. Assumption of Liabilities. Buyer will assume and become liable only for the liabilities (a) listed on Schedule 1.03(a) and Schedule 1.03(b), (b) which are included in the determination of Closing Working Capital, (c) which are assumed pursuant to this Agreement or any of the Transaction Documents and (d) such additional liabilities as (i) arise out of, relate to or are performable under the Business Agreements or the Business Permits or that otherwise arise out of or relate to the Assets or the Transferred Business as conducted after the Closing (collectively, the "Assumed Liabilities"). All liabilities which arise out of or relate to the Excluded Assets or, except for the Assumed Liabilities, which arise out of or relate to the Assets or the Transferred Business, whether direct or indirect, fixed or contingent or otherwise (collectively, the "Excluded Liabilities"), will continue to be liabilities of Seller.

1.04. Purchase Price. The purchase price for the Assets (the "Purchase Price") will be $4,886,574.01, which amount is subject to adjustment in accordance with Section 1.05, and is payable by Buyer on the Closing Date by confirmed wire transfer of immediately available funds as follows:

(a) $475,000 (the "Escrow Fund") will be delivered to The Bank of New York Mellon (the "Escrow Agent"), to be held or disbursed in accordance with the terms of the Escrow Agreement annexed hereto as Exhibit A (the "Escrow Agreement") pursuant to wire transfer instructions provided by the Escrow Agent; and

(b) the balance of the Purchase Price, as adjusted pursuant to Section 1.05, will be paid to Seller in immediately available funds pursuant to wire transfer instructions provided by the Seller.

1.05. Working Capital Adjustment; Warranty Claims Adjustment.

(a) Prior to the Closing Date, Seller and Buyer have jointly estimated Working Capital as of the date of determination on a reasonable basis using Seller's then available financial information. Such determination is annexed hereto as Schedule 1.05 and the amount of the Working Capital estimated thereon is hereinafter referred to as "Estimated Working Capital". As used herein, "Working Capital" means current assets of the Transferred Business which are included in the Assets, minus any current assets which are Excluded Assets, minus current liabilities of the Transferred Business included in the Assumed Liabilities, plus any current liabilities which are Excluded Liabilities, all as determined in accordance with generally accepted accounting principles ("GAAP") applied in a manner consistent with that used by Seller in preparing its historical financial statements and solely using the existing current asset and liability accounts of Seller used on the determination of Working Capital on Exhibit B attached hereto. Exhibit B sets forth a balance sheet of the Transferred Business as of June 30, 2008 (the "Business Balance Sheet") and a calculation of Working Capital as of such date as calculated therefrom using the current asset and liability accounts of Seller as of such date.

(b) Within 60 days after the Closing Date, Buyer will prepare and deliver to Seller a balance sheet of the Transferred Business as of the Closing Date (as the same may be adjusted in accordance with this subsection, the "Closing Balance Sheet"), which balance sheet will be prepared in a manner consistent with that used in preparing the Business Balance Sheet, together with its calculation of Working Capital as of the Closing Date (as the same may be adjusted in accordance with this subsection, "Closing Working Capital"). Seller will have a period of 30 days after its receipt of the Closing Balance Sheet to review the same and Buyer’s calculation of Closing Working Capital and to notify Buyer of any disputes regarding the same. As part of such review, Seller and its advisors will have full access to Buyer's work papers and to the preparers of the Closing Balance Sheet and to the books and records on which the Closing Balance Sheet is based. If Seller notifies Buyer of any dispute, then the parties will negotiate in good faith in an effort to resolve such dispute. If the parties are unable to resolve such dispute within 30 days after Buyer receives notice of the same, then either party may submit such dispute to Grant Thornton, LLP. Each of Buyer and Seller will be afforded the opportunity to present to such accounting firm any material related to the determination and to discuss the determination with such accountants. Such accounting firm shall only review the disputed items and the determination by such accounting firm will be conclusive and binding upon the parties. The fees and expenses of such accounting firm will be shared equally by Seller and Buyer.

(c) If Closing Working Capital, as finally determined, is (i) less than $1,306,574.01, then Seller will pay to Buyer the amount of such deficiency or (ii) in excess of $1,306,574.01, then Buyer will pay to Seller the amount of such excess. All payments under this subsection will be made within 30 days after Closing Working Capital has been finally determined.

(d) Prior to the Closing Date, Seller and Buyer have jointly estimated the amount of cash necessary to satisfy the Protect warranty claims associated with unearned revenue of the Transferred Business. Such determination is annexed hereto as Schedule 1.05(d) and such amount reflected thereon is hereinafter referred to as the “Warranty Claims Adjustment”. The amount of the Warranty Claims Adjustment shall be deducted from the Purchase Price at Closing.

1.06. Assignment of Value. Attached as Schedule 1.06 is a schedule reflecting the allocation of the Purchase Price to the respective Assets, which allocation shall be reflected on IRS Form 8594 (Asset Acquisition Statement under Section 1060) and will be used by Seller and Buyer in preparing their respective tax returns.

ARTICLE II
REPRESENTATIONS AND WARRANTIES OF SELLER

Seller hereby represents and warrants to Buyer as follows:

2.01. Organization and Qualification. Seller is a corporation duly organized, validly existing and in good standing in the State of Delaware. Seller is duly qualified to do business as a foreign corporation and is in good standing in all jurisdictions in which the ownership of its properties or the nature of its business makes such qualification necessary, except to the extent that the failure to be so qualified, individually or in the aggregate, is not likely to have a Material Adverse Effect, and all of such jurisdictions are listed on Schedule 2.01. As used in this Agreement, "Material Adverse Effect" means a material adverse effect on (a) the business, operations, or condition (financial or otherwise) of the Transferred Business or (b) the ability of Seller to perform its obligations under the Transaction Documents.

2.02. Power and Authority. Seller has the corporate power and authority to own its assets, to conduct its business as presently conducted and to execute, deliver and perform the Transaction Documents.

2.03. Execution and Enforceability. This Agreement and the Transaction Documents to which Seller is a party have been duly and validly executed and delivered by Seller and constitute the legal, valid and binding obligations of Seller enforceable against Seller in accordance with their respective terms.

2.04. No Breach, Default, Violation or Consent. Assuming that Seller obtains all necessary consents with respect to the assignment or transfer of Business Agreements and Business Permits, the execution, delivery and performance by Seller of the Transaction Documents to which it is a party do not:

(a) violate Seller's charter or bylaws;

(b) breach or result in a default (or an event which, with the giving of notice or the passage of time, or both, would constitute a default) under, require any consent under, or (i) result in the creation of any Lien on the Assets under or (ii) give to others any rights of termination, acceleration, suspension, revocation, cancellation or amendment of any Business Agreement or Business Permit;

(c) breach or otherwise violate any order, writ, judgment, injunction or decree issued by any governmental entity (each a "Governmental Order") which names Seller or is directed to Seller, the Transferred Business or any of the Assets;

(d) violate any law, rule, regulation, ordinance or code of any governmental entity (each a "Governmental Rule"); or

(e) require any consent, authorization, approval, exemption or other action by, or any filing, registration or qualification with, any person or entity (each a "Person");

except in the case of clauses (b) through (e) above, for such matters as would not, individually or in the aggregate, be likely to have a Material Adverse Effect.

2.05. Financial Matters.

(a) The books of account and other financial records of Seller relating to the Transferred Business, all of which have been made available to Buyer, are correct and complete in all material respects. Seller does not engage in or maintain any off-the-books accounts or transactions with respect to the Transferred Business.

(b) Seller has previously delivered to Buyer correct and complete copies of (i) its audited consolidated balance sheets and consolidated statements of income, retained earnings and cash flows as of and for its fiscal year ended December 31, 2007, including the footnotes thereto (the “Audited Statements”), and (ii) an unaudited management adjusted interim balance sheet reflecting the assets and liabilities of the Transferred Business as of July 31, 2008, and a statement of income and losses for the Transferred Business for the seven-months ended July 31, 2008 (the “Management Statements” and, together with the Audited Statements, the "Financial Statements"). The Audited Statements fairly present in all material respects the consolidated financial condition of Seller as at the end of the periods covered thereby and the results of its consolidated operations and the changes in its consolidated financial position for the periods covered thereby, and were prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby. The Management Statements fairly present in all material respects the financial position of the Transferred Business for the period covered thereby.

(c) Except as and to the extent otherwise disclosed in the Financial Statements or on Schedule 2.05, Seller has no material liabilities of any kind involving the Transferred Business or the Assets, whether direct or indirect, fixed or contingent or otherwise, other than (i) liabilities which are not required to be set forth in the Financial Statements in accordance with GAAP and (ii) liabilities incurred in the ordinary course of business since July 31, 2008 (the "Financial Statement Date"). As used in this Agreement, an action taken by a Person will be deemed to have been taken in the "ordinary course of business" of such Person or with respect to the Transferred Business only if that action (A) is consistent in nature, scope and magnitude with the past practices of such Person or the Transferred Business and is taken in the ordinary course of the normal, day-to-day operations of such Person or the Transferred Business and (B) does not require authorization by the board of directors or shareholders of such Person.

(d) Seller is not insolvent, and will not be rendered insolvent by the consummation of the transactions contemplated by the Transaction Documents.

2.06. Tax Matters. Except as otherwise disclosed on Schedule 2.06:

(a) all returns, declarations, reports and information statements with respect to Business Taxes that are required to be filed by or on behalf of the Seller with any governmental entity (collectively, "Business Tax Returns"), have been properly prepared and filed and correctly reflect the Seller’s liability with respect to the Business Taxes payable in connection therewith;

(b) the Seller has paid, or has made adequate reserves (based upon the Seller’s experience to date) on its books for the payment of, all sales, use and employment taxes (including without limitation all disability, social security, payroll, severance and withholding taxes or charges) that are due, payable or required to be withheld, and any other taxes the nonpayment of which could result in liability to the Buyer with respect to the Assets or the Transferred Business, together with any interest or penalties thereon (collectively, "Business Taxes"), shown to be due on such Business Tax Returns or claimed to be due by any governmental entity or which the Seller otherwise is liable for or is required to withhold on behalf of any other Person;

(c) the reserves and provisions for Business Taxes on the books of Seller are adequate (based upon the Seller’s experience to date) for all open years and for its current fiscal period;

(d) Seller has no knowledge of any proposed assessment of any additional Business Taxes by any governmental entity or of any basis for any such assessment (whether or not reserved against); and

(e) Seller is not currently being audited by any governmental entity, and no such audit is pending or, to Seller's knowledge, threatened.

2.07. Litigation. Except as otherwise disclosed on Schedule 2.07, there is no pending or, to Seller's knowledge, threatened investigation, action or proceeding against Seller, the Transferred Business or any of the Assets by or before any governmental entity or arbitrator relating to the Transferred Business or the Assets. Schedule 2.07 sets forth a correct and complete list of each investigation, action and proceeding (a) described in the preceding sentence or (b) which involves the Transferred Business or the Assets and in which Seller is the plaintiff or initiating party, together with the parties thereto, the alleged basis therefor, the relief sought therein and the current status thereof.

2.08. Absence of Certain Changes and Events. Except as otherwise disclosed on Schedule 2.08, since the Financial Statement Date:

(a) Seller has not incurred any material obligation or liability in connection with the Transferred Business or the Assets except for normal trade obligations and accounts payable incurred in the ordinary course of business;

(b) no material casualty, loss or damage has occurred with respect to any of the tangible Assets, whether or not covered by insurance;

(c) Seller has not sold, transferred or otherwise disposed of any of its properties or assets relating to the Transferred Business or the Assets (or any interest therein), or agreed to do any of the foregoing, except for sales of inventory in the ordinary course of business;

(d) Seller has not written off as uncollectible any of the Receivables, or written down the value of any of the Assets, except in each case in the ordinary course of business and at an aggregate rate no greater than the amount written off or written down, as the case may be, during the 12-month period ending on the Financial Statement Date;

(e) Seller has not waived or released any of its material rights with respect to the Transferred Business or the Assets or permitted any of such rights to lapse;

(f) no executive officer or other key employee primarily engaged in the Transferred Business has left his or her employment with Seller or given notice to Seller of his or her intent to terminate his employment with Seller;

(g) Seller has not granted, and is not committed to grant, any salary or wage increases to any of its employees primarily engaged in the Transferred Business;

(h) Seller has not made, or committed to make, any capital expenditures in excess of $25,000 in the aggregate in connection with the Transferred Business;

(i) Seller has not introduced any material change with respect to the Transferred Business, including without limitation with respect to the products or services it sells, the areas in which such products or services are sold, its methods of manufacturing or distributing its products, the levels of inventory that it maintains, its marketing techniques or its accounting methods; and

(j) to the knowledge of Seller, no event has occurred and no condition exists which, individually or in the aggregate, has had, or is likely to have, a Material Adverse Effect.

2.09. Customers and Suppliers. Schedule 2.09 sets forth a correct and complete list of each of the top ten customers and suppliers of Seller (in terms of dollar volume of goods and services purchased or sold) during its fiscal year ended December 31, 2007 and during the six months ending on June 30, 2008, and indicates with respect to each the name, dollar volume and nature of the relationship. Seller is not required to provide any material bonding or other financial security arrangements in connection with any of its transactions with any such customer or supplier. Since the Financial Statement Date, no such customer or supplier has terminated its relationship with, or materially reduced its purchases from or sales to, Seller, and Seller has no knowledge that any such customer or supplier intends to terminate its relationship with, or materially reduce its purchases from or sales to, Seller.

2.10. Governmental Rules. Seller is in compliance with all Governmental Rules applicable to the Transferred Business or the Assets, except, in each case, for such non-compliance as, individually or in the aggregate, is not likely to have a Material Adverse Effect.

2.11. Governmental Orders. Schedule 2.11 sets forth a correct and complete list of all Governmental Orders relating to the Transferred Business or the Assets which name Seller or are directed to Seller in respect of the Transferred Business or any of the Assets, together with the governmental entity who issued the same and the subject matter thereof. Seller is in compliance with all such Governmental Orders, except for such non-compliance as, individually or in the aggregate, is not likely to have a Material Adverse Effect.

2.12. Business Permits. Schedule 2.12 sets forth a correct and complete list of all Business Permits. Such Business Permits have been validly acquired, are in full force and effect and, to the knowledge of Seller, represent all governmental permits, licenses, franchises, certificates, authorizations, consents and approvals necessary under applicable Governmental Rules for Buyer to conduct the Transferred Business as currently conducted and to own, occupy or use the Assets. Since January 1, 2003, Seller has not received written notice that (i) any violations have been recorded against any such Business Permit, (ii) any citation, notice or warning has been issued by any governmental entity with respect to any such Business Permit, (iii) any investigation or hearing has been held by or before any governmental entity with respect to any such Business Permit, or (iv) any governmental entity intends to cancel, revoke, terminate, suspend or not renew any such Business Permit, and Seller has no knowledge that there is any reasonable basis for any of the foregoing. Seller is in compliance with all such Business Permits, except for such non-compliance as, individually or in the aggregate, is not likely to have a Material Adverse Effect.

2.13. Environmental Matters. Schedule 2.13 sets forth a correct and complete list of all reports of environmental audits or investigations which have been performed on behalf of Seller since January 1, 2003, or which are otherwise in Seller's possession, with respect to any Real Property now or previously owned, leased, occupied or used by Seller and relate to the Transferred Business or the Assets. Seller has delivered correct and complete copies of such reports to Buyer. Except as otherwise disclosed on Schedule 2.13:

(a) no Hazardous Substances have been or are being generated, used, processed, treated, stored, released, transported or disposed of by Seller primarily in connection with the Transferred Business or the Assets, except in compliance with applicable Environmental Rules in all material respects;

(b) Seller has not received any unresolved notice, citation, summons, complaint, demand or other written communication from any governmental entity or other Person regarding (i) any alleged material violation by Seller of any applicable Environmental Rule primarily in connection with the Transferred Business or the Assets or (ii) any alleged material liability of Seller primarily in connection with any release or remediation of any Hazardous Substances primarily in connection with the Transferred Business or the Assets, and Seller has no knowledge of any grounds for any of the foregoing;

(c) no underground storage tanks are located on any Real Property owned, leased, occupied or used by Seller primarily in connection with respect to the Transferred Business or the Assets;

(d) to Seller's knowledge, no Person who has owned, leased, occupied or used any Real Property now or previously owned, leased, occupied or used by Seller primarily in connection with the Transferred Business or the Assets generated, used, processed, treated, stored, released or disposed of any Hazardous Substances on such property; and

(e) to Seller's knowledge, no Hazardous Substances are present on or under any Real Property (including without limitation in any body of water located thereon or adjacent thereto or any groundwater located thereunder) now or previously owned, leased, occupied or used by Seller primarily in connection with the Transferred Business or the Assets, or in any improvement located thereon in quantities or at levels which require reporting or remediation under any applicable Environmental Rule.

As used in this Agreement the following terms have the following meanings:

"Environmental Rule" means any Governmental Rule applicable to the Seller that relates to Hazardous Substances, pollution or protection of the environment, natural resources or public health or safety, including without limitation any Governmental Rule relating to the generation, use, processing, treatment, storage, release, transport or disposal of Hazardous Substances and any common laws of nuisance, negligence and strict liability, together with all rules, regulations and orders issued thereunder, as any of the same may be amended.

"Hazardous Substance" means any substance that constitutes, in whole or in part, a pollutant, contaminant or toxic or hazardous substance or waste under, or the generation, use, processing, treatment, storage, release, transport or disposal of which is regulated by, any Governmental Rule.

2.14. Real Property.

(a) Schedule 2.14 sets forth a correct and complete list of the real property owned or leased by Seller that is used in connection with the Transferred Business (the“Real Property”) and indicates whether such property is owned or leased by Seller.

(b) Schedule 2.14 sets forth a correct and complete list of (i) all leases, subleases and other material agreements or rights pursuant to which any Person has the right to occupy or use any Real Property and (ii) all leases, subleases and other material agreements or rights pursuant to which Seller has the right to occupy or use any Real Property owned by others.

(c) Except as otherwise disclosed on Schedule 2.14, all buildings and other improvements located on the Real Property (including without limitation all water, sewer, gas, electrical and HVAC systems servicing the same) are in operating condition (notwithstanding the age of the same and ordinary wear and tear). The Real Property constitutes all of the real property used in connection with the Transferred Business.

2.15. Personal Property.

(a) Schedule 2.15 sets forth a correct and complete list of all leases and other agreements pursuant to which Seller leases any of the Equipment.

(b) Except as otherwise disclosed on Schedule 2.15, the Equipment is in operating condition (notwithstanding the age of the Equipment and ordinary wear and tear). The Equipment constitutes all equipment, machinery, fixtures, vehicles, computer hardware and furniture of Seller necessary to conduct the Transferred Business as currently conducted.

(c) Except as otherwise disclosed on Schedule 2.15, the Inventory (i) is in all material respects of a quantity and quality usable and salable in the ordinary course of the Transferred Business, and (ii) except for such items acquired or produced after the Financial Statement Date, is reflected on the current financial statements at the lower of cost (determined on a first-in, first-out basis) or market in accordance with GAAP applied on a consistent basis, with adequate provisions or adjustments having been made for excess and slow-moving inventory and inventory obsolescence and shrinkage.

(d) Except as otherwise disclosed on Schedule 2.15, all Receivables (i) represent amounts receivable for goods actually delivered or services actually provided (or, in the case of non-trade receivables, represent amounts receivable in respect of other bona fide business transactions), (ii) are not subject to any material defenses, counterclaims or rights of setoff other than those that occur in the Ordinary Course of Business, and (iii) have been billed and are generally due and payable in accordance with the terms and conditions of the respective related invoices/purchase orders. The reserve for bad debts and uncollectible accounts receivable set forth in the Management Statements is adequate based upon the Seller’s experience to date in collection of the accounts receivable of the Transferred Business and Seller has no knowledge that a material increase in the reserve for bad debts and uncollectible accounts receivable is necessary or advisable with respect to the Receivables.

(e) The Assets do not include any stock, partnership interest, joint venture interest or other equity interest in any other Person.

2.16. Intellectual Property.

(a) Schedule 2.16(a) sets forth a correct and complete list of (a) all patents, registered and unregistered trademarks, service marks, logos, corporate and trade names, domain names and registered and unregistered copyrights, and all applications therefor, included in the Intellectual Property as owned by Seller, (b) all licenses or other agreements pursuant to which any Person has the right to use any Intellectual Property owned by Seller and (c) all licenses or other agreements pursuant to which Seller has the right to use any Intellectual Property owned by others (excluding "shrink-wrapped", “click-through” or “off-the-shelf” software applications that are generally available to the public), in each case other than the Foreign Intellectual Property.

(b) Seller has the lawful right to use all of the Intellectual Property in all material respects, and, to the knowledge of Seller, no such use infringes upon the lawful rights of any other Person in any material respect. To Seller's knowledge, no Person is using any Intellectual Property in a manner which infringes upon the lawful rights of Seller in any material respect. The Intellectual Property constitutes all intellectual property of Seller necessary to conduct the Transferred Business as currently conducted. Notwithstanding any provision of this Section 2.16(b), no representations or warranties are made herein with respect to Foreign Intellectual Property, all of which is being furnished on an “as is” basis.

2.17. Title Matters. Except as otherwise disclosed on Schedule 2.17, Seller has (a) good and marketable (and, in the case of any owned Real Property, fee simple) title to all Assets purported to be owned by it and (b) good leasehold title to all Assets purported to be leased by it, in each case free and clear of all liens, claims and encumbrances of any nature whatsoever other than Permitted Liens (collectively, "Liens"). On the Closing Date Seller will transfer to Buyer title to the Assets free and clear of all Liens. “Permitted Liens” are (i) Liens for taxes not yet due and payable; (ii) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business which are not overdue for a period of more than 60 days; (iii) pledges or deposits in connection with workers’ compensation, unemployment insurance and other social security legislation and deposits securing liability to insurance carriers under insurance or self insurance arrangements; (iv) deposits to secure the performance of bids, trade contracts (other than for borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business; (v) easements, rights of way, restrictions and other similar encumbrances incurred in the ordinary course of business which do not materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the Transferred Business; (vi) Liens created under or pursuant to the Business Agreements; (vii) Liens on the Transferred Business or the Assets created or authorized by the Buyer or its Affiliates; and (viii) Liens resulting from not receiving the consents or approvals referenced on Schedule 2.22 prior to the Closing.

2.18. Pension and Welfare Plans. Schedule 2.18 sets forth a correct and complete list of all Pension Plans and Welfare Plans of the Seller which are maintained in connection with the Transferred Business (collectively, "Plans"). Except as otherwise disclosed on Schedule 2.18 or as could not reasonably be expected to result in any material liability to Buyer as a result of its purchase and operation of the Transferred Business:

   (a) each Plan and each related trust has been established, maintained, administered and funded in all material respects in compliance with ERISA, the Code and all applicable Governmental Rules;

(b) no transaction or omission has occurred with respect to any Plan or related trust that could subject Buyer or any other Person who owns or operates the Transferred Business to any Tax or penalty under ERISA, the Code or other applicable Governmental Rules;

(c) none of the Plans or related trusts has any unfunded liabilities on an ongoing basis;

(d) there are no actions, suits, investigations or other proceedings pending or, to Seller's knowledge, threatened against any Plan or related trust or any fiduciary thereof; and

(e) to the knowledge of Seller, there are no outstanding Governmental Orders that name any Plan or related trust or any fiduciary thereof or are directed to any Plan or related trust, any fiduciary thereof or any assets thereof.

As used in this Agreement the following terms have the following meanings:

"ERISA" means the Employee Retirement Income Security Act of 1974 and the regulations promulgated thereunder, as amended.

"ERISA Affiliate" means any trade or business which, together with Seller, is treated as a single employer under Section 4001(b)(1) of ERISA or Sections 414(b), (c), (m) or (o) of the Code.

"Pension Plan" means any "employee pension benefit plan" as defined in Section 3(2) of ERISA which is maintained for past or present employees of Seller or any ERISA Affiliate or with respect to which Seller or any ERISA Affiliate has any current or potential liability, including without limitation any withdrawal liability.

"Welfare Plan" means (i) any "employee welfare benefit plan" as defined in Section 3(1) of ERISA which is maintained for past or present employees of Seller or any ERISA Affiliate or with respect to which Seller or any ERISA Affiliate has any current or potential liability and (ii) any other plan or program maintained for past or present employees of Seller, including without any limitation health insurance plan, life insurance plan, option plan, bonus plan, savings plan or severance plan.

2.19. Personnel Matters.

(a) Schedule 2.19 sets forth a correct and complete list of (i) all employees of or consultants to the Transferred Business, (ii) the current job title or relationship to Seller of each such Person described in clause (i) above, (iii) the amount of compensation (including bonuses and commissions) paid to each such Person during Seller's fiscal year ended December 31, 2007 and which each of them is expected to receive in Seller's current fiscal year and (iv) any employee benefits or perquisites available to any such Person that are not generally available to employees of the Transferred Business.

(b) Except as otherwise disclosed on Schedule 2.19, Seller is not a party to any employment, consulting or similar agreement, written or oral, with any Person in connection with the Transferred Business.

(c) Except as otherwise disclosed on Schedule 2.19, (i) no employees of Seller are represented by any labor union or similar organization in connection with the Transferred Business, (ii) Seller is not party to any collective bargaining or similar agreement covering any of its employees in connection with the Transferred Business, and (iii) no labor union or similar organization or group of employees has made a demand for recognition, filed a petition seeking a representation proceeding, given Seller notice of any intention to hold an election of a collective bargaining representative or engaged in any organizing activities at any time during the past three years in connection with the Transferred Business.

(d) Except as otherwise disclosed on Schedule 2.19, (i) no strike, work stoppage, contract dispute or other labor disturbance involving any employees of Seller currently exists or, to Seller's knowledge, is threatened and (ii) no investigation, action or proceeding by or before any governmental entity which relates to allegedly unfair or discriminatory employment or labor practices by Seller or the violation by Seller of any Governmental Rule relating to employment or labor practices is pending or, to Seller's knowledge, threatened, in each instance (i) and (ii), in connection with the Transferred Business.

2.20. Insurance. Schedule 2.20 sets forth a correct and complete list of all insurance policies of which Seller is the owner, insured, loss payee or beneficiary and which relate to the Transferred Business or any of the Assets and indicates for each such policy any pending claims thereunder. Each of the insurance policies set forth on Schedule 2.20 are in full force and effect. Except as otherwise disclosed on Schedule 2.20: (a) Seller has not been refused any insurance, nor has its coverage been limited by any carrier; and (b) since January 1, 2003, Seller has maintained, or been the beneficiary of, general liability and product liability policies, complete copies of which have been made available to Buyer.

2.21. Other Material Business Agreements. Schedule 2.21 sets forth a correct and complete list of all written Business Agreements other than (a) Business Agreements listed on any of Schedule 2.14 through Schedule 2.20, (b) Business Agreements involving the payment by or to Seller, or creating any liability of Seller (whether direct or indirect, fixed or contingent), of less than $25,000 per annum, (c) Business Agreements constituting purchase orders, sale orders, or purchase or sale terms and conditions entered into in the ordinary course of business and (d) Business Agreements which constitute, create, evidence or secure any Excluded Assets or Excluded Liabilities. Seller is not a party to any contract or other agreement that, pursuant to the stated terms and conditions thereof, restricts the right or ability of Buyer in the conduct of the Transferred Business (A) to compete with, or solicit any customer of, any other Person, (B) to acquire any product or other asset or any services from any other Person, (C) to solicit, hire, or retain any Person as an employee, consultant, or independent contractor, (D) to develop, sell, supply, distribute, offer, support, or service any product or any technology or other asset to or for any other Person, (E) to perform services for any other Person, or (F) to transact business or deal in any other manner with any other Person.

2.22. Status of Business Agreements. Each Business Agreement listed on any of Schedule 2.14 through Schedule 2.21 is in full force and effect and is enforceable against Seller and, to Seller's knowledge, the other parties thereto, in accordance with its terms. Seller is in compliance with each such Business Agreement in all material respects. To Seller's knowledge, all other parties to such Business Agreements are in compliance with the terms thereof in all material respects. Except as otherwise disclosed on Schedule 2.22, each such Business Agreement may be assigned to Buyer without the consent of any other Person. Such Business Agreements constitute all material contracts, agreements, leases, licenses and commitments necessary to conduct the Transferred Business as currently conducted.

2.23. Warranty and Product Liability. Seller has previously delivered to Buyer a correct and complete copy of each express warranty under which it has any warranty obligations with respect to the Transferred Business. Schedule 2.23 sets forth a correct and complete list of all current product lines manufactured or sold, and all current services performed, by Seller with respect to the Transferred Business and for which Seller may have any liability, whether on account of warranty obligations, product liability claims or otherwise. The Management Statements accurately reflect the warranty claims expense of the Transferred Business as of the date thereof. The warranty claims reserve (with respect to warranty liability other than the Protect warranty program) reflected on the Management Statements is adequate (based upon the Seller’s experience to date) and Seller has no reason to believe that a material increase in such reserve is necessary or advisable.

2.24. Transactions with Related Parties. Except as otherwise disclosed on Schedule 2.24: (a) none of the customers, suppliers, distributors or sales representatives of the Transferred Business are Related Parties; (b) none of the Assets are owned or used by or leased to any Related Parties; (c) no Related Party is a party to any Business Agreement; and (d) no Related Party provides any legal, accounting or other services to the Transferred Business.

As used in this Agreement the following terms have the following meanings:

"Affiliate" of a Person means any other Person who controls, is controlled by or is under common control with such Person, and "control" means, with respect to any Person, the direct or indirect ability to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise. For purposes of Article V hereof, the term “Affiliate” shall not include any debt or equity holder (or a holder having rights convertible into debt or equity), director or officer of the Seller.

"Related Party" means (i) any Affiliate of Seller, (ii) any director, officer or equity holder of Seller or of any Affiliate of Seller and (iii) any Affiliate of any Person described in clause (ii) above.

2.25. Brokers. Except for The Walden Group, Inc., Seller has not employed or retained, and has no liability to, any broker, agent or finder on account of this Agreement or any of the other Transaction Documents or the transactions contemplated hereby or thereby. Seller will be solely liable for all amounts payable to The Walden Group, Inc.

2.26. Accurate Disclosure. None of the representations and warranties of Seller contained in this Agreement contains any untrue statement of material fact or omits any statement of material fact necessary, in light of the circumstances under which it was made, to make the same not misleading.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby represents and warrants to Seller as follows:

3.01. Organization. Buyer is a corporation duly organized, validly existing and in good standing in Delaware.

3.02. Power and Authority. Buyer has the corporate power and authority to own its properties and assets, to conduct its business as presently conducted and to execute, deliver and perform the Transaction Documents to which it is a party.

3.03. Execution and Enforceability. This Agreement and the Transaction Documents to which Buyer is a party have been duly and validly executed and delivered by Buyer and constitute the legal, valid and binding obligations of Buyer enforceable against Buyer in accordance with their respective terms.

3.04. No Breach, Default, Violation or Consent. The execution, delivery and performance by Buyer of the Transaction Documents to which it is a party do not:

(a) violate Buyer's charter or bylaws;

(b) breach or result in a default (or an event which, with the giving of notice or the passage of time, or both, would constitute a default) under, require any consent under, or, to the knowledge of Buyer, (i) result in the creation of any Lien on any assets of Buyer under or (ii) give to others any rights of termination, acceleration, suspension, revocation, cancellation or amendment of any material agreement to which Buyer is a party or by which Buyer or any of its assets is bound;

(c) to the knowledge of Buyer, breach or otherwise violate any Governmental Order which names Buyer or is directed to Buyer or any of its assets;

(d) to the knowledge of Buyer, violate any Governmental Rule; or

(e) to the knowledge of Buyer, require any consent, authorization, approval, exemption or other action by, or any filing, registration or qualification with, any Person;

except in the case of clauses (b) through (e) above, for such matters as would not, individually or in the aggregate, be likely to have a material adverse effect on the business, operations or financial condition of the Buyer.

3.05. Brokers. Buyer has not employed or retained, and has no liability to, any broker, agent or finder on account of this Agreement or any of the other Transaction Documents or the transactions contemplated hereby or thereby.

ARTICLE IV

CLOSING AND CLOSING CONDITIONS

4.01. Closing. The closing of the transactions contemplated hereby (the "Closing") will take place on the date hereof (the “Closing Date”).

4.02. Conditions Precedent to Obligations of Buyer. Buyer's obligation to proceed with the Closing is subject to the satisfaction by Seller on or prior to the Closing Date of each of the following conditions precedent:

(a) Secretary's Certificate. Seller will have delivered to Buyer a certificate of its Secretary dated the Closing Date and certifying (i) that correct and complete copies of its charter and bylaws are attached thereto, (ii) that correct and complete copies of each resolution of its board of directors approving the Transaction Documents and authorizing the execution thereof and the consummation of the transactions contemplated thereby are attached thereto and (iii) the incumbency and signatures of the officers of Seller authorized to execute and deliver the Transaction Documents on behalf of Seller.

(b) Other Transaction Documents. Seller and any other parties thereto (other than Buyer) will have executed and delivered to Buyer the following documents, each dated the Closing Date (together with this Agreement and any agreements listed in Section 4.02(a) and 4.03(a), the "Transaction Documents"):

(i)	the Escrow Agreement;

(ii)	the U.S. Bill of Sale in substantially the form of Exhibit C;

(iii)	Assignment and Assumption Agreements in substantially the form of Exhibit D-1, D-2, D-3, D-4 and D-5 (the "Assignment and Assumption Agreements");

(iv)	a License Agreement in substantially the form of Exhibit E (the "License Agreement");

(v)	the Canadian Bill of Sale in substantially the form of Exhibit F; and

(vi)	Spinoff and Transfer Agreement in substantially the form of Exhibit G;

(c) Consents. Buyer will have received all consents necessary to transfer to the Buyer all of the Assets (including all consents required to assign all Business Agreements and Business Permits).

4.03. Conditions Precedent to Obligations of Seller. Seller's obligation to proceed with the Closing is subject to the satisfaction by Buyer on or prior to the Closing Date of each of the following conditions precedent:

(a) Secretary's Certificate. Buyer will have delivered to Seller a certificate of its Secretary dated the Closing Date and certifying (i) that correct and complete copies of its charter and bylaws are attached thereto, (ii) that correct and complete copies of each resolution of its board of directors approving the Transaction Documents and authorizing the execution thereof and the consummation of the transactions contemplated thereby are attached thereto and (iii) the incumbency and signatures of the officers of Buyer authorized to execute and deliver the Transaction Documents on behalf of Buyer.

(b) Other Transaction Documents. Buyer and any other parties thereto (other than Seller) will have executed and delivered to Seller the following documents and such other documents and instruments, in form and substance satisfactory to Seller and its counsel, as are necessary or desirable in order to consummate the transactions contemplated hereby, each dated the Closing Date:

(i)	the Escrow Agreement;

(ii)	the Assignment and Assumption Agreements;

(iii)	the License Agreement; and

(iv)	Spinoff and Transfer Agreement.

(c) Purchase Price. Buyer will have delivered to the Escrow Agent the Escrow Fund and to Seller the remainder of the Purchase Price.

ARTICLE V
CERTAIN POST-CLOSING MATTERS

5.01. Non-Competition and Non-Solicitation.

(a) During the five-year period commencing with the Closing Date, neither Seller nor any of its Affiliates may (i) engage in any Competing Business or (ii) own, be employed by, provide financing to, consult with or otherwise render services to any Person who is engaged in any Competing Business; provided, that the ownership of an equity interest of not more than 5% in a publicly traded entity that is engaged in a Competing Business is not a violation of this covenant so long as such Person has no active participation in the business of such entity.

(b) During the five-year period commencing with the Closing Date, neither Seller nor any of its Affiliates may solicit or induce any employee, distributor, sales representative, agent or contractor of Buyer or any of its Affiliates to terminate his or its employment or other relationship with Buyer or any of its Affiliates.

(c) If Seller is in breach of any of the provisions of subsections (a) or (b) above, then the time periods set forth in such subsections will be extended by the length of time during which Seller is in breach of any of such provisions.

(d) Seller acknowledges and agrees that Buyer would be irreparably damaged if any of the provisions of this Section are not performed in accordance with their specific terms or are otherwise breached. Accordingly, Seller agrees that Buyer is entitled to seek an injunction or injunctions to prevent breaches of this Section and has the right to seek specific enforcement of this Section against Seller in addition to any other remedy to which Buyer may be entitled hereunder, at law or in equity.

As used in this Agreement the following terms have the following meanings:

"Competing Business" means the manufacture, marketing or sale of products or services which are competitive with the Transferred Business, which shall include the production and sale of the products and services set forth on Schedule 5.01(d)(i), provided, that “Competing Business” shall not be deemed to include all present and all future business of Silipos, Inc. and Twincraft, Inc., which shall include, but not be limited to the production and sale of the products set forth on Schedule 5.01(d)(ii).

"Product" means any product or service which the Transferred Business is marketing, selling or developing on the Closing Date.

"Territory" means any state in the United States, any Canadian province and any foreign country, in each case in which the Transferred Business is marketing or selling any Products on the Closing Date.

5.02. Certain Employee Matters.

(a) Seller shall, and (with respect to employees located in Canada) shall cause Langer Canada to, terminate or cause the termination of all employees principally engaged in the Transferred Business (including employees on temporary leave of absence, including family medical leave, military leave, temporary disability or sick leave, but excluding employees on long-term disability or other unpaid leave) and set forth on Schedule 5.02(a) (the “Transferred Business Employees”) as of the Closing Date and thereafter timely pay all wages, withholding taxes and 401(k) contributions (including employer match), if any, of such employees which shall be prorated as of the end of the shift that ends on the Closing Date, together with any employee bonuses payable in connection with the transactions contemplated herein.

(b) Buyer shall, and (with respect to employees located in Canada) shall cause The Orthotic Group Inc. (“TOG”), to offer employment to each Transferred Business Employee effective as of the Closing Date, provide to all Transferred Business Employees not less than the same wages and not less than substantially comparable benefits in the aggregate to what they had immediately prior to the Closing Date and ensure that a sufficient number of Transferred Business Employees are offered and provided employment for a sufficient period (but in no event less than ninety (90) days) after the Closing Date in order to avoid causing a mass layoff or plant closing by, or any liability to, the Seller under the WARN Act or similar law in the State of New York or by reason of the transactions contemplated to occur at Closing. Each of the Transferred Business Employees shall be given credit under the benefit plans of Buyer and TOG, as applicable (for plan eligibility purposes) in respect of all service performed for Seller or its Affiliates prior to Closing. Buyer agrees that Buyer and TOG, as applicable, will provide to all of the Transferred Business Employees all earned but untaken paid time off, or payment in lieu thereof, credited to the Transferred Business Employees by Seller and Langer Canada, as applicable, as of the Closing and disclosed on Schedule 5.02(b). The Transferred Business Employees are not intended to be third party beneficiaries of this Agreement or, in particular, any subsection of this Section 5.02, and as such, no such Transferred Business Employee shall be entitled to enforce any of the provisions of this Section 5.02 against Seller or Buyer.

(c) Provided that Buyer complies with each of the covenants set forth in this Section 5.02, and except as set forth in this Section 5.02, Buyer will have no liability or obligation in connection with Seller's and Langer Canada’s employees or former employees and their beneficiaries (including former employees of the Transferred Business who do not become employees of the Buyer) for (i) contributions to or payments under any Plans of Seller or other employee benefit plans, stock options, programs, arrangements or understandings of Seller, including any 401(k) plan contributions, or (ii) claims, demands, administrative proceedings or suits arising out of or in connection with alleged unlawful employment practices of Seller, all of which shall be Excluded Liabilities.

(d) Transfer of Plans.

(i) Buyer and Seller are entering into a Spinoff and Transfer Agreement for Qualified Plan Assets as of the Closing Date pursuant to which Seller will authorize the spinoff of the portion of the Langer, Inc. 401(k) Tax Deferred Savings Plan (the "Seller’s Plan") and transfer the assets and liabilities of the Seller’s Plan as they relate to the Transferred Employees to the Langer Biomechanics 401(k) Plan (the "Buyer’s Plan") as soon as administratively possible following the Closing. Seller agrees that all required payments, contributions, distributions and reimbursements that are due with respect to the Seller’s Plan prior to the Closing Date or relate to services performed by a Transferred Employee prior to the Closing Date will be made and that the assets and liabilities of the Seller’s Plan being transferred to the Buyer’s Plan will constitute all assets and liabilities of the Seller’s Plan that relate to the Transferred Employees and the time periods during which the Transferred Employees performed services for Seller.

(ii) Buyer and Seller agree to spinoff the portion of the Seller's Flex Spending Plan administered by Benefit Associates, Inc. (the "Seller's FSA Plan") and transfer the assets and liabilities of the Seller's FSA Plan as they relate to the Transferred Employees to Buyer's Flex Spending Plan administered by Ameriflex (the "Buyer's FSA Plan") as soon as administratively possible on or immediately after the Closing. Seller agrees that all required payments, contributions, distributions and reimbursements that are due with respect to the Seller's FSA Plan prior to the Closing Date or relate to services performed by a Transferred Employee prior to the Closing Date will be made and that the assets and liabilities of the Seller's FSA Plan being transferred to the Buyer's FSA Plan will constitute all assets and liabilities of the Seller's FSA Plan that relate to the Transferred Employees and the time periods during which the Transferred Employees performed services for Seller.

(iii) Buyer and Seller acknowledge and agree that prior to the Closing Date, Seller is creating two separate benefit plans portfolios for its employees, one for the Transferred Employees, which shall include a Medical Plan with Blue Cross Blue Shield, a Life Insurance Plan with Met Life, a Long-term disability policy with Met Life, a Short-term disability policy with the State of New York and administered by Met Life and a Vision Plan with Eyemed (collectively, the "Transferred Plans") and one for all employees of Seller other than the Transferred Employees. On the Closing Date, Seller will transfer and assign to Buyer the Transferred Plans and Buyer will adopt and assume the Transferred Plans. Seller agrees that all contributions and premium payments with respect to any Transferred Plan that are due on or prior to the Closing Date will have been made. All liabilities arising on or prior to the Closing Date under the Transferred Plans shall be Excluded Liabilities.

(iv) Buyer and Seller agree to take any and all further actions that are necessary after the Closing Date in order to effect of the intent of this Section 5.02(d).

5.03. Change of Seller's Name. Seller agrees that it shall take all such action as is necessary to (i) change its corporate name (including, without limitation, seeking the required affirmative vote of its stockholders at its next stockholders meeting) and (ii) terminate any fictitious name filings that include the Intellectual Property, in each instance within 30 days after receipt of the required affirmative vote of its stockholders. Until such changes are accomplished, Seller shall take all actions reasonably requested by Buyer to enable Buyer to utilize Seller's name (including any trade names or fictitious business names) included in the Intellectual Property after the Closing to the extent necessary for Buyer to realize its rights hereunder, including executing and delivering (at Closing or thereafter) to Buyer for filing or otherwise any other documents or license agreements necessary, in Buyer's reasonable judgment, to accomplish the same.

ARTICLE VI
INDEMNIFICATION

6.01. Indemnification by Seller. Seller will defend, indemnify and hold harmless Buyer, its Affiliates, and their respective equity holders, directors, officers, employees and agents (each a "Seller Indemnitee") from and against any and all claims (including without limitation any investigation, action or other proceeding), whether instituted by a third party against a Seller Indemnitee or by a Seller Indemnitee for the purpose of enforcing its rights hereunder, damages, losses, liabilities, costs and expenses (including without limitation reasonable attorneys' fees and court costs) (“Losses”) that constitute, or arise out of or in connection with:

(a) any misrepresentation or breach of warranty under Article II (a "Seller Warranty Breach");

(b) any default by Seller in the performance or observance of any of its covenants or agreements hereunder (including Schedule 1.03(b) hereto) or by Seller or Langer Canada under any other Transaction Document;

(c) any Excluded Assets or Excluded Liabilities; or

(d) any non-compliance with any bulk transfer Governmental Rule in connection with the transactions contemplated by the Transaction Documents.

6.02. Indemnification by Buyer. Buyer will defend, indemnify and hold harmless Seller, its Affiliates, and their respective equity holders, directors, officers, employees and agents (each a "Buyer Indemnitee") from and against any and all Losses that constitute, or arise out of or in connection with:

(a) any misrepresentation or breach of warranty under Article III (a "Buyer Warranty Breach");

(b) any default by Buyer in the performance or observance of any of its covenants or agreements hereunder (including Schedule 1.03(b) hereto), or by Buyer or TOG under any other Transaction Document; or

(c) any Assumed Liabilities.

6.03. Third Party Claims. If any investigation, action or other proceeding (each a "Proceeding") is initiated against any Seller Indemnitee or Buyer Indemnitee (each an "Indemnitee") by any third party and such Indemnitee intends to seek indemnification from Seller or Buyer (each an "Indemnitor"), as applicable, under this Article on account of its involvement in such Proceeding, then such Indemnitee will give prompt notice to the applicable Indemnitor of such Proceeding; provided, that the failure to so notify such Indemnitor will not relieve such Indemnitor of its obligations under this Article, but will reduce such obligations by the amount of damages or increased costs and expenses attributable to such failure to give notice. Upon receipt of such notice, such Indemnitor will diligently defend against such Proceeding on behalf of such Indemnitee at its own expense using counsel reasonably acceptable to such Indemnitee; provided, that if such Indemnitor fails or refuses to conduct such defense, then such Indemnitee may defend against such Proceeding at such Indemnitor's expense. Such Indemnitor or Indemnitee, as applicable, may participate in any Proceeding being defended against by the other at its own expense, and will not settle any Proceeding without the prior consent of the other, which consent will not be unreasonably withheld. Such Indemnitor and Indemnitee will cooperate with each other in the conduct of any such Proceeding.

6.04. Notice and Satisfaction of Indemnification Claims. Indemnification claims against Seller will be satisfied out of the Escrow Fund prior to being satisfied out of any other funds of Seller. No indemnification claim will be deemed to have been asserted until the applicable Indemnitor has been given notice by the Indemnitee of the amount of such claim and the facts on which such claim is based or, in the case of claims to be satisfied out of the Escrow Fund, such other notice as is required by the Escrow Agreement. For purposes of Section 6.05, notice of an indemnification claim will be deemed to cover claims arising out of all related Proceedings so long as, in the case of Proceedings instituted by third parties, the Indemnitee complies with Section 6.03. If the Indemnitee is not Buyer or Seller, then such notice will be given on behalf of such Indemnitee by Buyer or Seller, as applicable. With regard to any and all claims for which indemnification is payable hereunder, such indemnification shall be approved by (in the case of payment from the Escrow Agent) or paid by the Indemnitor upon the earliest to occur of (i) the entry of a judgment against the Indemnitor and the expiration of any applicable appeal period, (ii) the entry of an unappealable judgment or final appellate decision against the Indemnitor or (iii) a settlement of the claim.

6.05. Duration of Certain Indemnification Obligations. Claims for indemnification under Section 6.01(a) and 6.02(a) may only be asserted within the following time periods:

(a) claims arising out of any Seller Warranty Breach under Section 2.01 (Organization and Qualification), Section 2.02 (Power and Authority), Section 2.03 (Execution and Enforceability), Section 2.17 (Title Matters) or Section 2.25 (Brokers) (collectively, "Seller's Fundamental Warranties"), or out of any Buyer Warranty Breach under Section 3.01 (Organization), Section 3.02 (Power and Authority), Section 3.03 (Execution and Enforceability) or Section 3.05 (Brokers) (collectively, "Buyer's Fundamental Warranties"), and any claim that any representation or warranty was fraudulently made, may be asserted until the expiration of the applicable statute of limitations;

(b) claims arising out of or in connection with any Seller Warranty Breach under Section 2.06 (Tax Matters) may be asserted until 60 days after the running of the statute of limitations applicable to the taxable period to which a particular claim relates; and

(c) all other claims under Section 6.01(a) and 6.02(a) may be asserted for a period of 18 months after the Closing Date.

6.06. Indemnification Threshold and Cap.

(a) Notwithstanding any other provision hereof, no Indemnitor will have any indemnification obligations under Section 6.01(a) (exclusive of a Seller Warranty Breach involving any of Seller's Fundamental Warranties or any claim involving fraud) or Section 6.02(a) (exclusive of a Buyer Warranty Breach involving any of Buyer's Fundamental Warranties or any claim involving fraud) unless and until the claims asserted against such Indemnitor exceed $47,500 in the aggregate (the "Threshold Amount"); thereafter, such Indemnitor will be liable for all indemnification claims properly asserted against it, except for those comprising the Threshold Amount.

(b) Seller’s indemnification obligations under Section 6.01(a) will be capped at $475,000 or, in the case of Seller Warranty Breaches involving any of Seller's Fundamental Warranties other than a Seller Warranty Breach of the representations and warranties set forth in Section 2.17 (Title Matters), one-half of the Purchase Price, or, in the case of either (i) a Seller Warranty Breach of the representations and warranties set forth in Section 2.17 (Title Matters) or (ii) a claim involving fraud, the Purchase Price.

6.07. Tax Treatment. Any indemnification payments under this Article will be treated, for tax purposes, as adjustments to the Purchase Price.

6.08. Further Limitations on Indemnification.

Notwithstanding anything to the contrary in this Agreement, no Indemnitee shall be entitled to indemnification or payment:

(i)	to the extent of any insurance proceeds actually received by the Indemnitee in connection with the facts giving rise to such indemnification;

(ii)	to the extent such Losses are reserved for, or otherwise taken into account, in the Closing Working Capital;

(iii)
in respect of an amount equal to the present value of any Tax benefit realizable directly or indirectly by an Indemnitee (or a member of any tax group of which the Indemnitee is also a member) arising as a result of the incurrence or payment of such Losses; or

(iv)
in respect of consequential, special, punitive or multiple damages or damages calculated by reference to the decrease in value of any security (including without limitation any decrease in the value of Buyer’s equity).

6.09. Subrogation. Upon making any payment to any Indemnitee in respect of any indemnification claim, the Indemnitor will be subrogated, to the extent of such payment, to any rights that the Indemnitee may have against other Persons (other than another Indemnitee) with respect to the subject matter of such indemnification claim.

6.10. Mitigation. Each Indemnitee shall take all commercially reasonable steps to mitigate all Losses upon and after becoming aware of any event or circumstance that could reasonably be expected to give rise to any Losses with respect to which indemnification may be required hereunder.

6.11. Exclusive Remedy. The sole and exclusive remedy of the Indemnitees with respect to any and all claims arising out of, in connection with or relating to the subject matter of this Agreement will be pursuant to the indemnification provisions set forth in this Article VI. The Buyer, on behalf of itself and all other Buyer Indemnitees, and the Seller, on behalf of themselves and all other Seller Indemnitees, hereby waive, to the fullest extent permitted under applicable law, and agree not to assert in any action or proceeding of any kind, any and all rights, claims and causes of action it may now or hereafter have other than claims for indemnification asserted as permitted by and in accordance with the provisions set forth in this Article VI. Nothing in this Section 6.11 shall prohibit claims for equitable relief made by an Indemnitee.

EXCEPT AS SET FORTH IN THIS AGREEMENT AND THE TRANSACTION DOCUMENTS, THE SELLER MAKES NO OTHER REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, OF ANY KIND WHATSOEVER, INCLUDING WITHOUT LIMITATION ANY REPRESENTATION OR WARRANTY REGARDING THE CONDITION, QUALITY, MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE OF ANY OF THE ASSETS AND ANY SUCH REPRESENTATION OR WARRANTY IS HEREBY EXPRESSLY DISCLAIMED.

ARTICLE VII
GENERAL PROVISIONS

7.01. Assignment. Neither this Agreement nor any right, interest or obligation hereunder may be assigned, pledged or otherwise transferred by any party, whether by operation of law or otherwise, without the prior consent of the other party or parties; provided, that (a) Buyer may assign its rights hereunder to an Affiliate so long as Buyer remains liable hereunder and (b) either party may assign its rights hereunder to a purchaser of all or substantially all of its assets or any successor by merger.

7.02. Confidentiality.

(a) As used in this Section the "Confidential Information" of a party means all information concerning or related to the business, operations, financial condition or prospects of such party or any of its Affiliates, regardless of the form in which such information appears and whether or not such information has been reduced to a tangible form, and specifically includes (i) all information regarding the officers, directors, employees, equity holders, customers, suppliers, distributors, sales representatives and licensees of such party and its Affiliates, in each case whether present or prospective, (ii) all inventions, discoveries, trade secrets, processes, techniques, methods, formulae, ideas and know-how of such party and its Affiliates, (iii) all financial statements, audit reports, budgets and business plans or forecasts of such party and its Affiliates and (iv) the Transaction Documents and the transactions contemplated thereby; provided, that the Confidential Information of a party does not include (A) information which is or becomes generally known to the public through no act or omission of the other party; (B) information which has been or hereafter is lawfully obtained by the other party from a source other than the party to whom such Confidential Information belongs (or any of its Affiliates or their respective officers, directors, employees, equity holders or agents) so long as, in the case of information obtained from a third party, such third party was or is not, directly or indirectly, subject to an obligation of confidentiality owed to the party to whom such Confidential Information belongs or any of its Affiliates at the time such Confidential Information was or is disclosed to the other party; and (C) information that was independently developed by the other party. From and after the Closing Date, all Confidential Information of Seller solely relating to the Transferred Business or the Assets will be deemed to be Confidential Information of Buyer, and Seller will have no further rights with respect thereto.

(b) Except as otherwise permitted by subsection (c) below, each party agrees that it will not, without the prior written consent of the other party, disclose or use for its own benefit any Confidential Information of the other party.

(c) Notwithstanding subsection (b) above, each of the parties is permitted to:

(i) disclose Confidential Information of the other party to its officers, directors, employees, equity holders, lenders, agents and Affiliates, but only to the extent reasonably necessary in order for such party to perform its obligations and exercise its rights and remedies under this Agreement, and such party will take all such action as are necessary or desirable in order to ensure that each of such Persons maintains the confidentiality of any Confidential Information that is so disclosed;

(ii) make additional disclosures of or use for its own benefit Confidential Information of the other party, but only if and to the extent that such disclosures or use are specifically contemplated by this Agreement;

(iii) disclose Confidential Information of the other party to the extent, but only to the extent, required by Governmental Rules; provided, that prior to making any disclosure pursuant to this subsection, the disclosing party will notify the affected party of the same, and the affected party will have the right to advise the disclosing party as to the amount and type of Confidential Information of the affected party that the affected party believes is required to be disclosed in order to comply with Governmental Rules; and

(iv)  disclose Confidential Information of the other party to a court of competent jurisdiction to the extent reasonably required in connection with the enforcement or defense of an indemnification or other claim made hereunder; provided, such party will use reasonable efforts to attempt to have the court protect such Confidential Information in such proceeding.

7.03. Expenses. Except as otherwise specifically provided herein or in any other Transaction Document, each party is responsible for such expenses as it may incur in connection with the negotiation, preparation, execution, delivery, performance and enforcement of the Transaction Documents. Buyer shall pay any sales Tax, transfer Tax or similar Tax payable as a result of the transfer of the Assets by Seller to Buyer in full within ten days after the Closing Date and shall invoice Seller for one half of such amount paid, which amount shall be payable by Seller upon receipt.

7.04. Further Assurances. The parties will from time to time do and perform such additional acts and execute and deliver such additional documents and instruments as may be required by applicable Governmental Rules or reasonably requested by any party to establish, maintain or protect its rights and remedies or to effect the intents and purposes of this Agreement and the other Transaction Documents. Without limiting the generality of the foregoing, each party agrees to endorse (if necessary) and deliver to the other, promptly after its receipt thereof, any payment or document which it receives after the Closing Date and which is the property of the other.

7.05. Knowledge Parties. References in this Agreement to Seller’s knowledge or words of similar import mean the actual knowledge of Gray Hudkins, Kathleen Bloch and Terence Fitzmaurice.

7.06. Notices. Unless otherwise specifically provided herein, all notices, consents, requests, demands and other communications required or permitted hereunder: (a) will be in writing; (b) will be sent by messenger, certified or registered U.S. mail, a reliable express delivery service or telecopier (with a copy sent by one of the foregoing means), charges prepaid as applicable, to the appropriate address(es) or number(s) set forth below; and (c) will be deemed to have been given on the date of receipt by the addressee (or, if the date of receipt is not a business day, on the first business day after the date of receipt), as evidenced by (i) a receipt executed by the addressee (or a responsible person in his or her office), the records of the Person delivering such communication or a notice to the effect that such addressee refused to claim or accept such communication, if sent by messenger, U.S. mail or express delivery service, or (ii) a receipt generated by the sender's telecopier showing that such communication was sent to the appropriate number on a specified date, if sent by telecopier. All such communications will be sent to the following addresses or numbers, or to such other addresses or numbers as any party may inform the others by giving five business days' prior notice:

If to Seller: Langer, Inc. 245 Fifth Avenue, Suite 2201 New York, New York 10016 Attn: Gray Hudkins Chief Executive Officer FAX No.: 212-818-9873	With a copy to: Kane Kessler, P.C. 1350 Avenue of the Americas, 26th Floor New York, New York 10019 Attn: Robert L. Lawrence Steven E. Cohen FAX No.: 212-245-3009

If to Buyer: c/o The Orthotic Group Inc. 160 Markland Road Markham, Ontario Canada L6C 0C6 Attn: Bruce Marrison, President FAX No.: 1-877-551-3001	With a copy to: Cohen & Grigsby, PC 625 Liberty Avenue Pittsburgh, PA 15222 Attn: Mark Stabile FAX No.: 412-209-0672

7.07. Publicity. Neither party will make any press release or other public announcement regarding this Agreement or the other Transaction Documents or any transaction contemplated hereby or thereby until the text of such release or announcement has been submitted to the other party and the other party has approved the same; provided, however, that either party may make a public announcement of the transaction or any matter relating to the transaction if such party reasonably deems such public announcement or filing is necessary to comply with any Governmental Rule or any rule or regulation of any securities exchange or securities quotation system.

7.08 Exclusive Jurisdiction and Venue. Each party to this Agreement, by its execution hereof, (i) hereby irrevocably submits, to the exclusive jurisdiction of the Federal courts located in the State of New York (or if jurisdiction thereto is not permitted by Governmental Rule, the state courts of the State of New York) for the purpose of any action, claim, cause of action or suit (in contract, tort or otherwise), inquiry, proceeding or investigation arising out of or based upon this Agreement or relating to the subject matter hereof, (ii) hereby waives, to the extent not prohibited by Governmental Rule, and agrees not to assert by way of motion, as a defense or otherwise, in any such action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that any such proceeding brought in one of the above-named courts is improper, or that this Agreement or the subject matter hereof may not be enforced in or by such court and (iii) hereby agrees not to commence any action, claim, cause of action or suit (in contract, tort or otherwise), inquiry, proceeding or investigation arising out of or based upon this Agreement or relating to the subject matter hereof other than before one of the above-named courts nor to make any motion or take any other action seeking or intending to cause the transfer or removal of any such action, claim, cause of action or suit (in contract, tort or otherwise), inquiry, proceeding or investigation to any court other than one of the above-named courts whether on the grounds of inconvenient forum or otherwise.

7.09 Waiver of Jury Trial. Each of the parties hereto hereby waives and covenants that it will not assert (whether as Plaintiff, Defendant or otherwise) any right to trial by jury in any forum in respect of any issue or action, claim, cause of action or suit (in contract, tort or otherwise), inquiry, proceeding or investigation arising out of or based upon this Agreement or the subject matter hereof or in any way connected with or related or incidental to the transactions contemplated hereby, in each cause whether now existing or hereafter arising. Each of the parties agree and acknowledge that it has been informed that this Section 7.09 constitutes a material inducement upon which the other parties hereto are relying and will rely in entering into this Agreement and any other Agreements relating hereto or contemplated hereby. Any party hereto may file an original counterpart or a copy of this Section 7.09 with any court as written evidence of the consent of each such party to the waiver of its right to trial by jury.

7.10. Miscellaneous. This Agreement: (a) may be amended only by a writing signed by each of the parties; (b) may be executed in several counterparts, each of which is deemed an original but all of which constitute one and the same instrument; (c) together with the other Transaction Documents, contains the entire agreement of the parties with respect to the transactions contemplated hereby and thereby and supersedes all prior written and oral agreements, and all contemporaneous oral agreements, relating to such transactions; (d) is governed by, and will be construed and enforced in accordance with, the laws of the State of New York, without giving effect to any conflict of laws rules; and (e) is binding upon, and will inure to the benefit of, the parties and their respective successors and permitted assigns. The due performance or observance by a party of any of its obligations under this Agreement may be waived only by a writing signed by the party against whom enforcement of such waiver is sought, and any such waiver will be effective only to the extent specifically set forth in such writing. The waiver by a party of any breach or violation of any provision of this Agreement will not operate as, or be construed to be, a waiver of any subsequent breach or violation hereof. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction will, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining portions hereof or affecting the validity or enforceability of such provision in any other jurisdiction.

[SIGNATURE PAGE FOLLOWS]

SIGNATURE PAGE TO ASSET PURCHASE AGREEMENT

LANGER, INC.

By:	/s/ W. Gray Hudkins
Name: W. Gray Hudkins
Title: President and Chief Executive Officer

LANGER ACQUISITION CORP.

By:	/s/ Bruce Marrison
Name: Bruce Marrison
Title: President, Assistant Treasurer and
Assistant Secretary

INDEX OF DEFINED TERMS

The following terms are defined in the Agreement on the following page:

Definition	Page

Affiliate	15
Assets	1
Assignment and Assumption Agreements	17
Assumed Liabilities	3
Audited Statements	6
Business Agreements	2
Business Balance Sheet	3
Business Permits	2
Business Tax Returns	6
Business Taxes	7
Buyer	1
Buyer Indemnitee	22
Buyer Warranty Breach	22
Buyer's Fundamental Warranties	23
Buyer's FSA Plan	20
Buyer's Plan	20
Closing	16
Closing Balance Sheet	4
Closing Date	16
Closing Working Capital	4
Competing Business	19
Confidential Information	25
Environmental Rule	10
Equipment	1
ERISA	12
ERISA Affiliate	13
Escrow Agent	3
Escrow Agreement	3
Escrow Fund	3
Estimated Working Capital	3
Excluded Assets	3
Excluded Liabilities	3
Financial Statement Date	6
Financial Statements	6
Foreign Intellectual Property	2
GAAP	3
Governmental Order	5
Governmental Rule	5

Definition	Page

Hazardous Substance	10
Indemnitee	22
Indemnitor	22
Intellectual Property	2
Inventory	1
License Agreement	17
Langer Canada	1
Liens	11
Losses	21
Management Statements	6
Material Adverse Effect	5
ordinary course of business	6
Pension Plan	13
Person	5
Plans	12
Proceeding	22
Product	19
Real Property	10
Purchase Price	3
Receivables	2
Related Party	15
Seller	1
Seller Indemnitee	21
Seller Warranty Breach	21
Seller's Fundamental Warranties	23
Seller's FSA Plan	20
Seller's Plan	20
Territory	19
Threshold Amount	23
TOG	19
Transferred Business	1
Transferred Plan	20
Transaction Documents	17
Warranty Claims Adjustment	4
Welfare Plan	13
Working Capital	3